Exhibit 99.2

February 3, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces Optional Redemption of Senior Notes

TULSA, Okla. – Feb. 3, 2014 – ONEOK, Inc. (NYSE: OKE) today announced that it delivered notices of redemption for all $400 million of its outstanding 5.2 percent senior notes due 2015. These notes will be redeemed at a price equal to the principal amount and a “make- whole” amount, plus accrued and unpaid interest to, but not including, the date of redemption.

The full repayment is expected to occur March 5, 2014, and total approximately $429 million, including accrued but unpaid interest to the redemption date.

ONEOK completed its separation of the company’s natural gas distribution business into a stand-alone, publicly traded company called ONE Gas, Inc. (NYSE: OGS) on Jan. 31, 2014.

ONEOK will use a portion of a one-time cash payment of approximately $1.13 billion received Jan. 27, 2014, from ONE Gas, Inc. as part of the transfer of ONEOK’s natural gas distribution business to ONE Gas, Inc. to partially fund this redemption.

This news release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Dec. 31, 2013, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P)
500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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